  Exhibit 99.1

Pacific Energy Development Reports Results of
Annual Meeting

PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), today announced the results of the Company’s Annual Meeting of its stockholders held on December 28, 2016 (the “Annual Meeting”). At the Annual Meeting, over 66 2/3% of the Company’s shareholders voted in person or by proxy, with an overwhelming majority of these shares voting in support of all the proposals submitted to the Company’s shareholders for approval, including (i) the election of directors Messrs. Frank Ingriselli, David Z. Steinberg, and Adam McAfee, and Ms. Elizabeth P. Smith; (ii) the approval of the issuance of shares of common stock upon conversion of a convertible promissory note held by MIE Jurassic Energy Corp.; (iii) the increase to the Company’s equity incentive pool; (iv) authorization of the Board to effect a reverse stock split in a ratio between one-for-two and one-for-ten; and (v) the ratification of the Company’s independent auditors, GBH CPAs, PC.

Mr. Michael Peterson, the President and Chief Executive Officer of the Company, commented, “We are very pleased with the significant number of shareholders who participated in our Annual Meeting, and with the overwhelming support of all the proposals presented for approval by our shareholders. In particular, we are pleased with the approval of the conversion terms of the MIEJ Note, which, if converted, would help reduce our debt, and with the approval of the reverse stock split proposal, which will allow the Company to proceed with a reverse stock split as recently required by the NYSE MKT for the Company’s continued listing on the Exchange. I would also like to personally welcome Mr. Adam McAfee to our Board of Directors, and we look forward to his guidance and support into the future. With these matters now approved and the strong support of our shareholders, we believe we are poised to enter into the new year with positive momentum and anticipation for success.”

Company Receives Noncompliance Notice from the NYSE MKT

The Company also announced today that on December 27, 2016, the Company was notified by the NYSE MKT LLC (the "Exchange") that the Company is not in compliance with certain of the Exchange's continued listing standards as set forth in Part 10 of the NYSE MKT Company Guide (the "Company Guide"). Specifically, the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide since it reported stockholders' equity of less than $6,000,000 at September 30, 2016 and has incurred net losses in its five most recent fiscal years ended December 31, 2015.

In order to maintain its listing on the Exchange, the Exchange has requested that the Company submit a plan of compliance (the "Plan") by January 27, 2017 addressing how it intends to regain compliance with Section 1003(a)(iii) of the Company Guide by June 27, 2018. If the Plan is accepted, the Company may be able to continue its listing, but will be subject to periodic reviews by the Exchange. Receipt of the letter does not have any immediate effect on the listing of the Company's shares on the Exchange, except that until the Company regains compliance with the Exchange's listing standards, a ".BC" indicator will be affixed to the Company's trading symbol. The Company's business operations, SEC reporting requirements and debt instruments are unaffected by the notification, provided that if the Plan is not acceptable, or if it is accepted, but the Company is not in compliance with the continued listing standards by June 27, 2018, or if the Company does not make progress consistent with the Plan, then the Company will be subject to the Exchange's delisting procedures. The Company may then appeal a staff determination to initiate such proceedings in accordance with the Exchange's Company Guide.
Mr. Peterson commented, "Although the recent trends in the market for oil and gas have negatively impacted our revenues and cash flow, and caused our stockholders' equity to dip below the $6 million NYSE MKT threshold, we plan to take action in early 2017 which we believe will enable us to meet the stockholders' equity requirement before the deadline set forth by the Exchange and further plan to prepare and file the Plan with the NYSE MKT which we anticipate will be satisfactory and accepted."
About Pacific Energy Development (PEDEVCO Corp.)
PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.
Forward-Looking Statements
All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors”. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts
Pacific Energy Development
1-855-733-3826
PR@pacificenergydevelopment.com